SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported):

June 26, 2003

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-4111

Item 2. Acquisition or Disposition of Assets

On June 26, 2003, subsidiaries of TECO Power Services Corporation (TPS), TECO Energy’s unregulated power generation subsidiary, acquired the interests in TECO-PANDA Generating Company, L.P. (TPGC) owned by subsidiaries of Panda Energy International, Inc. (Panda). TPGC was established to build, own and operate the Union Power Station in Arkansas and the Gila River Power Station in Arizona as well as a gas transmission pipeline approximately 42 miles in length. The acquisition will increase TPS’s indirect ownership in TPGC to 100-percent. As a result of the increased ownership, TPS will consolidate TPGC in TECO Energy’s financial statements as of June 30, 2003. TPS previously accounted for its equity investment in TPGC as an investment in an unconsolidated subsidiary.

Under the terms of the acquisition agreement, TPS purchased Panda’s interest in TPGC for $49 million in cash. TECO Energy funded the purchase using short-term borrowing and cash on hand. TPGC will continue to operate these plants as wholly-owned subsidiaries of TPS.

Item 5. Other Events

The press release dated June 26, 2003, announcing the acquisition of Panda’s interest in TPGC is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

In accordance with Item 7(a) (4) of Form 8-K, the financial statements required in connection with the business acquisition described in Item 2 will be filed by amendment to this Form 8-K no later than sixty (60) days after the date of filing this
Form 8-K.

(b) Pro Forma Financial Information.

In accordance with item 7(b) (2) of Form 8-K, the pro forma financial information required in connection with the business acquisition described in Item 2 will be filed by amendment to this Form 8-K no later than sixty (60) days after the date of filing this Form 8-K.

(c) Exhibits

10.1	Partnership Interest Purchase and Sale Agreement by and among TPS GP, Inc., TPS LP, Inc., Panda GS V, LLC and Panda GS VI, LLC, dated as of May 19, 2003.

99.1	Press release dated June 26, 2003, announcing that TECO Energy’s purchase of Panda’s interest in the Union Power Station and the Gila River Power Station is complete.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECO ENERGY, INC. (Registrant)

Dated: June 27, 2003	By:	/s/ G. L. GILLETTE
G. L. GILLETTE Senior Vice President—Finance and Chief Financial Officer (Principal Financial Officer)

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibits
10.1	Partnership Interest Purchase and Sale Agreement by and among TPS GP, Inc., TPS LP, Inc., Panda GS V, LLC and Panda GS VI, LLC, dated as of May 19, 2003.

99.1	Press release dated June 26, 2003, announcing that TECO Energy’s purchase of Panda’s interest in the Union Power Station and the Gila River Power Station is complete.

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